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Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH UP TO $300,000,000 OF ITS OUTSTANDING COMMON STOCK AT A PURCHASE PRICE NOT GREATER THAN $66.50 PER SHARE NOR LESS THAN $57.75 PER SHARE

THE OFFER, PRORATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 10, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Helen of Troy Limited, a Bermuda company (the "Company") is offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer, to purchase (as the same may be amended or supplemented, this "Offer to Purchase") and the related letter of transmittal (as the same may be amended or supplemented, the "Letter of Transmittal"), an aggregate of up to $300 million of our outstanding common shares, par value $0.10 per share (the "Common Stock"), at a price not greater than $66.50 per share nor less than $57.75 per share, less any applicable withholding taxes and without interest. Our offer to purchase the Common Stock, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the "Offer." The Offer will expire at 12:00 midnight, New York City time, on March 10, 2014, unless the Offer is extended or earlier terminated by us, which date and time, as may be extended by us, we refer to herein as the "Expiration Time."

        Tendering shareholders may specify a price not greater than $66.50 per share nor less than $57.75 per share at which they are willing to sell their shares pursuant to the Offer. Alternatively, tendering shareholders may tender their shares at the price determined under the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single price per share of Common Stock that we will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock properly tendered and not properly withdrawn and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $66.50 per share nor less than $57.75 per share, that will allow us to purchase that number of shares of Common Stock having an aggregate purchase price of $300 million, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn (such purchase price, the "Final Purchase Price"). Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $300 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        Assuming the Offer is fully subscribed, if the Final Purchase Price is $66.50 per share, the Company would repurchase 4,511,278 shares and if the Final Purchase Price is $57.75 per share, the Company would repurchase 5,194,805 shares, which would represent approximately 14.06% and 16.19%, respectively, of the Company's currently outstanding Common Stock.

        Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Because of the "odd lot" priority, proration and conditional tender offer provisions described in this Offer to Purchase, we may not purchase all of the Common Stock tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price in excess of $300 million are properly tendered and not properly withdrawn.

        The Offer is not conditioned on any minimum number of shares of Common Stock being tendered or upon our obtaining any financing. The Offer is, however, subject to the conditions discussed under "The Offer—Conditions of the Offer."

        The Common Stock is listed on the NASDAQ Global Select Market ("NASDAQ") and trades under the symbol "HELE." Shareholders are urged to obtain current market quotations for the shares. See "Market and Recent Prices for the Common Stock".

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Dealer Manager for the Offer is:

J.P. Morgan

February 10, 2014.

 Important information

        References in this Offer to Purchase to "the Company," "we," "us" and "our" refer to Helen of Troy Limited, unless the context indicates otherwise.

        If you wish to tender all or any portion of your shares of Common Stock, you should either (i) (a) complete and sign the Letter of Transmittal, in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 3 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, to Computershare Trust Company N.A., the depositary for the Offer (the "Depositary"), together with the certificates for the shares tendered (if the shares are not being delivered by book-entry transfer), or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in "The Offer—Procedures for tendering the Common Stock", or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution if you desire to tender those shares. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        If you are a participant in the Helen of Troy Limited 2008 Employee Stock Purchase Plan (the "ESPP"), you may tender shares of Common Stock that you have purchased through the ESPP. If you have purchased shares of Common Stock through the ESPP up to and including the purchase period that ended February 28, 2014 and hold such shares at Fidelity Stock Plan Services, LLC ("Fidelity"), the service provider of our ESPP, and wish to tender such shares please complete the tender materials that have been sent to you by Fidelity with respect to tendering those shares.

        If you desire to tender shares and your certificates for those shares are not immediately available, or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in "The Offer—Procedures for tendering the Common Stock."

        Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See "The Offer—Procedures for tendering the Common Stock." We reserve the right, in our sole discretion, to change the shareholders' per share purchase price options and to increase or decrease the aggregate value of shares sought in the Offer, subject to applicable law. See "The Offer—Common Stock; price."

        If you check the box in the section captioned "Shares Tendered At Price Determined Under the Offer" in the section of the Letter of Transmittal captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered," you will maximize the chance that your shares will be purchased by us in the Offer. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $57.75 per share.

        Notwithstanding any other provision of the Offer, our obligation to accept for purchase, and to pay the Final Purchase Price for, any Common Stock properly tendered and not properly withdrawn pursuant to the Offer is subject to and conditioned upon the satisfaction of, or where applicable, waiver by us of, all conditions of the Offer described under "The Offer—Conditions of the Offer."

        You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Georgeson Inc., as information agent for the

Offer (the "Information Agent"), and you may also direct questions regarding the Offer to J.P. Morgan Securities LLC, as the dealer manager for the Offer (the "Dealer Manager"), at their respective addresses and telephone numbers listed on the back cover of this Offer to Purchase. See "The Offer—Dealer Manager, Information Agent and Depositary."

        THE OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE THE COMMON STOCK IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH REQUIRES THAT MATERIAL CHANGES IN THE OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES SINCE THE DATE HEREOF.

        NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY HOLDER OF COMMON STOCK AS TO WHETHER TO PARTICIPATE IN THE OFFER OR, IF A PERSON WISHES TO PARTICIPATE, AT WHAT PRICE OR PRICES TO TENDER SHARES IN THE OFFER. NONE OF US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE GIVES ANY SUCH INFORMATION, MAKES ANY SUCH REPRESENTATION, OR MAKES A RECOMMENDATION, YOU SHOULD NOT RELY UPON THAT INFORMATION, REPRESENTATION OR RECOMMENDATION AS HAVING BEEN AUTHORIZED BY US, OUR MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

 Incorporation of documents by reference

        The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

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  Our annual report on Form 10-K for the fiscal year ended February 28, 2013, filed with the SEC on April 29, 2013;

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  Our quarterly reports on Form 10-Q for our first fiscal quarter ended on May 31, 2013, filed with the SEC on July 10, 2013, second fiscal quarter ended on August 31, 2013, filed with the SEC on October 10, 2013, and third fiscal quarter ended on November 30, 2013, filed with the SEC on January 9, 2014; and

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  Our current reports on Form 8-K, filed with the SEC on August 30, 2013, January 16, 2014, and February 10, 2014 (other than any information in such reports that is deemed to have been furnished to, rather than filed with, the SEC in accordance with SEC rules).

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. However, if we materially change the terms of the Offer, or there exists any material changes to any information concerning the Offer, the Company or its operations, we will disclose such material changes or information promptly, and if required, extend the Offer.

        You may obtain any document incorporated herein by reference by contacting the SEC as described under "Where you can find more information" or by contacting us at One Helen of Troy Plaza, El Paso, Texas 79912, telephone: (915) 225-8000, Attention: Secretary. We will provide copies of the documents incorporated by reference, without charge, upon written or oral request. You should request such documents no later than 4:00 p.m., New York City time, March 10, 2014 so that such documents may be delivered to you prior to the Expiration Time.

 Summary term sheet

        This summary highlights selected material information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether to tender your Common Stock. You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Common Stock. Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

 Who is offering to purchase my Common Stock?

        Helen of Troy Limited is offering to purchase up to $300 million of Common Stock. The Common Stock was issued pursuant to our Memorandum of Association and Bye-laws. Helen of Troy Limited is a Bermuda company. The address of our principal executive offices is Clarendon House, 2 Church Street, Hamilton, Bermuda, and our mailing address is c/o Helen of Troy L.P., One Helen of Troy Plaza, El Paso, Texas 79912. Our telephone number is (915) 225-8000.

Why is the Company making the Offer?

        The principal purpose of the Offer is to reduce the outstanding shares of Common Stock. The Offer is consistent with the Company's strategy of deploying financial resources towards long-term, shareholder value-creating opportunities.

        Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing Common Stock, including in the open market or through a fixed price tender offer for the shares, recent trends in the market regarding modified "Dutch auction" tender offers, trends in the equity market generally, shareholder input, and historical trading performance of our Common Stock, of the stock of comparable public companies and of related market indices.

        We believe that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares of Common Stock and thereby receive a return of some or all of their investment if they so elect. We believe that the Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares of Common Stock. In addition, if we complete the Offer, shareholders whose shares are not purchased in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.

        The Offer may also provide our shareholders with an efficient way to sell their shares of Common Stock without incurring broker's fees or commissions associated with open market sales. However, shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through such nominees and not directly to the Depositary. Furthermore, "odd lot holders" who hold Common Stock registered in their names and tender their Common Stock directly to the Depositary and whose shares of Common Stock are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Common Stock. See "Purposes, effects and plans—Purposes of the Offer."

What are the securities being sought in the Offer and what is the purchase price?

        Tendering shareholders may specify a price not greater than $66.50 per share nor less than $57.75 per share, in the specified $0.25 increments set forth in the Letter of Transmittal, at which they are willing to sell their shares pursuant to the Offer. Alternatively, tendering shareholders may tender their shares at the price determined under the Offer. Upon the terms and subject to the conditions of the

Offer, we will determine a single price per share of Common Stock that we will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock properly tendered and not properly withdrawn and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $66.50 per share nor less than $57.75 per share, that will allow us to purchase that number of shares of Common Stock having an aggregate purchase price of $300 million, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn, (such purchase price, the "Final Purchase Price"). All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price.

        As of February 5, 2014, there were 32,091,817 shares of Common Stock outstanding.

Is there a minimum Final Purchase Price that will be paid in the Offer?

        Yes. In no event will the Final Purchase Price paid in the Offer be less than $57.75 per share of Common Stock properly tendered and not properly withdrawn prior to the Expiration Time. See "The Offer—Common Stock; price."

Is there a maximum Final Purchase Price that will be paid in the Offer?

        Yes. In no event will the Final Purchase Price paid in the Offer be more than $66.50 per share of Common Stock properly tendered and not properly withdrawn prior to the Expiration Time. See "The Offer—Common Stock; price."

How and when will I be paid?

        If your Common Stock is accepted for purchase in the offer, you will be paid the Final Purchase Price, less any applicable withholding taxes and without interest, for the Common Stock we purchase, in cash, promptly after the Expiration Time and the acceptance of such Common Stock for purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Common Stock until at least three business days after the Expiration Time. Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you. All amounts payable pursuant to the Offer will be rounded to the nearest cent. See "The Offer—Purchase of the Common Stock; payment of Final Purchase Price."

How many shares of Common Stock will the Company purchase in all?

        Upon the terms and subject to the conditions of the Offer, we will purchase an aggregate of up to $300 million of our outstanding Common Stock properly tendered and not properly withdrawn prior to the Expiration Time. See "The Offer—Common Stock; price."

        Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased.

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  At the maximum Final Purchase Price of $66.50 per share, we could purchase 4,511,278 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 14.06% of the issued and outstanding shares of Common Stock as of February 5, 2014.

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  At the minimum Final Purchase Price of $57.75 per share, we could purchase 5,194,805 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 16.19% of the issued and outstanding shares of Common Stock as of February 5, 2014.

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  If, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of less than $300 million are properly tendered and not properly withdrawn, we will buy all such shares of Common Stock properly tendered and not properly withdrawn.

If the Offer is oversubscribed, in what order will the tendered Common Stock be purchased?

        If the conditions of the Offer have been satisfied or waived and shares of Common Stock having an aggregate value (based on the Final Purchase Price) in excess of $300 million have been properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Time, we will purchase shares of Common Stock on the following basis:

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  first, we will purchase all shares properly tendered at or below the Final Purchase Price by all odd lot holder (holders of "odd lots" of fewer than 100 shares);

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  second, we will purchase all other shares of Common Stock properly tendered at or below the Final Purchase Price on a pro rata basis (excluding shares subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional shares; and

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  third, only if necessary to permit us to purchase shares of Common Stock having an aggregate purchase price of $300 million, we will purchase shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their shares of Common Stock to be purchased by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares of Common Stock.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, it is possible that we will not purchase all of the shares of Common Stock that you tender even if you tender them at or below the Final Purchase Price. See "The Offer—Common Stock; price."

If I own fewer than 100 shares and I tender all of my shares of Common Stock, will I be subject to proration?

        If the conditions of the Offer have been satisfied or waived, you own, beneficially or of record, fewer than 100 shares of Common Stock in the aggregate, you properly tender all of those shares of Common Stock at or below the Final Purchase Price prior to the Expiration Time and they are not properly withdrawn prior to the Expiration Time and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure.

Is the Offer subject to any minimum tender or other conditions?

        Our obligation to purchase Common Stock properly tendered and not properly withdrawn in the Offer is not subject to any minimum tender condition or financing condition. However, the Offer is subject to the conditions described under "The Offer—Conditions of the Offer."

May I tender only a portion of the Common Stock that I own?

        Yes. You do not have to tender all of the Common Stock that you own to participate in the Offer. However, if you are a holder of 100 or fewer shares and wish to receive the proration preference available for those holders, then you must have properly tendered and not properly withdrawn all of your shares.

 How will the Company pay for the Common Stock?

        We intend to use a combination of cash on hand and borrowings under our existing revolving credit facility to pay for all Common Stock that we purchase in the Offer and all fees and expenses applicable to the Offer. The maximum aggregate purchase price for shares of Common Stock purchased in the Offer will be $300 million. We expect that fees and expenses for the Offer will be approximately $2.3 million. There is no separate financing condition to the Offer, though the Offer is subject to certain other conditions. See "The Offer—Source and amount of funds."

How long do I have to tender my Common Stock in the Offer?

        You will have until 12:00 midnight, New York City time, on March 10, 2014 to decide whether to tender your Common Stock in the Offer, provided that we do not choose to extend the Offer. However, beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. See "The Offer—Common Stock; price," "The Offer—Procedures for tendering the Common Stock" and "The Offer—Extension of the Offer; termination; amendment."

Under what circumstances can the Offer be extended, amended or terminated?

        Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason. We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended. If we extend the Offer, we will delay the acceptance of any shares of Common Stock that have been tendered. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect prior to the Expiration Time. If the Offer is terminated, no Common Stock will be accepted for purchase and any Common Stock that has been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Offer, see "The Offer—Extension of the Offer; termination; amendment."

How will I be notified if the Offer is extended, amended or terminated?

        Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement, such announcement, in the case of an extension, to be made in the form of a press release be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time. See "The Offer—Extension of the Offer; termination; amendment."

How do I participate in the Offer?

        If you want to tender all or part of your shares of Common Stock, you must do one of the following prior to the Expiration Time:

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  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

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  If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

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  If you are an institution participating in the Book-Entry Transfer Facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in "The Offer—Procedures for tendering the Common Stock."

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  If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in "The Offer—Procedures for tendering the Common Stock."

        You may contact the Dealer Manager or the Information Agent for assistance. The contact information for the Dealer Manager and Information Agent appears on the back cover of this Offer to Purchase. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

What must I do to participate if my Common Stock is held of record by a broker, dealer, commercial bank, trust company or other nominee?

        If you wish to tender your Common Stock and it is held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Common Stock on your behalf.

        You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction, as these entities are likely to have an earlier deadline for administrative reasons for you to act to instruct them to accept the Offer on your behalf.

        Should you have any questions as to the procedures for tendering your Common Stock, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

        IF YOU HOLD YOUR COMMON STOCK THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION TIME IN ORDER FOR SUCH ENTITY TO TENDER COMMON STOCK ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME. TENDERS NOT COMPLETED PRIOR TO THE EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

        See "The Offer—Procedures for tendering the Common Stock."

If I am a holder of vested stock options, how do I participate in the Offer?

        If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and agreements and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. You should note that the Offer will not extend the expiration date of your stock options. If you are a former employee of the Company, your options may remain exercisable for a limited period following your termination; you should review your individual award agreement for the specific terms of your stock options. You should also note that an option exercise procedure may take several days, and you will not be allowed to participate in the Offer if your shares are issued after the expiration of the Offer. If you do elect to exercise your stock options, the exercise is not revocable, even if all or a portion of your shares are not accepted in the Offer for any reason, including, without limitation, oversubscription.

 If I am a participant in the Company's ESPP, how do I participate in the Offer?

        If you are a participant in the Company's ESPP, you are entitled to participate in the Offer. If you have purchased shares of Common Stock through the ESPP up to and including the purchase period that ended February 28, 2014, and hold such shares at Fidelity Stock Plan Services, LLC (the service provider of our ESPP) and wish to tender such shares, please complete the tender materials that have been sent to you by Fidelity with respect to tendering those shares.

Once I have tendered Common Stock, can I change my mind?

        You may withdraw previously tendered Common Stock at any time prior to the Expiration Time. In addition, after the Offer expires, if we have not accepted for purchase the Common Stock you have tendered, you may withdraw your Common Stock at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.

How do I withdraw Common Stock I previously tendered?

        To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in "The Offer—Procedures for tendering the Common Stock." See "The Offer—Withdrawal rights." If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.

What is the market value of my Common Stock as of a recent date?

        The closing price of our Common Stock on NASDAQ on February 7, 2014, the last full trading day before commencement of the Offer, was $59.35 per share. You are urged to obtain more current price information for the Common Stock. See "The Offer—Market and recent prices for the Common Stock."

How will participation in the Offer affect my rights with respect to the Common Stock?

        If your Common Stock is tendered and accepted in the Offer, you will receive the Final Purchase Price but you will give up all rights and obligations associated with ownership of the Common Stock. See "Purposes, effects and plans—Material differences in the rights of Common Stock holders as a result of the Offer."

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Common Stock be affected?

        The rights and obligations under the Common Stock that remains outstanding after settlement of the Offer will not change as a result of the Offer. Shareholders whose shares are not purchased in the Offer will own a greater percentage interest in shares of Common Stock following the completion of the Offer. See "Purposes, effects and plans—Material differences in the rights of Common Stock holders as a result of the Offer" and "Purposes, effects and plans—Effects of the Offer on the market for Common Stock."

 Will I have to pay brokerage commissions or transfer taxes if I tender my Common Stock in the Offer?

        A registered holder of Common Stock that tenders its Common Stock directly to the Depositary and does not give instructions for payment to be made or delivered, or unpurchased Common Stock to be issued or delivered, to another person will not need to pay any brokerage commissions to the Dealer Manager or transfer taxes. If you hold Common Stock through a broker, dealer, commercial bank, trust company or other nominee that is not the Dealer Manager, however, you should ask your broker, dealer, commercial bank, trust company or other nominee whether you will be charged a fee to tender your Common Stock. See "The Offer—Procedures for tendering the Common Stock," "The Offer—Purchase of the Common Stock; payment of Final Purchase Price" and "The Offer—Brokerage commissions."

What are the tax consequences of tendering my Common Stock?

        Holders of Common Stock may be subject to United States federal income and withholding tax upon the receipt of cash from us as payment for the Common Stock tendered in the Offer. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. Holders of Common Stock may also be subject to other federal, state, local, foreign or other taxation upon the receipt of cash from us as payment for the Common Stock tendered and are urged to consult with their own tax advisors prior to participating in the Offer. See "Purposes, effects and plans—Material United States federal income tax consequences" and "—Material Bermuda tax considerations."

Is anyone making a recommendation regarding whether I should participate in the Offer?

        The Company's Board of Directors has approved the Offer. However, none of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Common Stock as to whether to participate in the Offer or, if a person wishes to participate, at what price or prices to tender shares in the Offer. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone gives any such information, makes any such representation or makes a recommendation, you should not rely upon that information, representation or recommendation as having been authorized by us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

        Before making your decision, we urge you to read this Offer to Purchase including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Who can I talk to if I have questions about the Offer?

        Georgeson Inc. is acting as the Information Agent for the Offer, and J.P. Morgan Securities LLC is acting as the Dealer Manager for the Offer.

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth on the back cover of this Offer to Purchase. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

 Forward-looking statements

        This Offer to Purchase includes forward-looking statements that are based on management's current expectations, estimates, forecasts and projections about the businesses in which we operate, management's beliefs, and assumptions made by management. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as "anticipates", "believes", "expects", "plans", "may", "will", "should", "could", "seeks", "estimates", "project", "predict", "potential", "continue", "intends", "likely", "anticipate", "foresee", and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required under the federal securities laws and the rules and regulations of the SEC (including Rule 13e-4(d)(2) under the Exchange Act, which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

        A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed under the heading "Risk Factors" in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended February 28, 2013 and otherwise described from time to time in our SEC reports filed with the SEC. Additional factors may emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

 The Offer

The offeror

        We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, an aggregate of up to $300 million of shares of our outstanding Common Stock, at a price not greater than $66.50 per share nor less than $57.75 per share, less any applicable withholding taxes and without interest. The Offer will expire at 12:00 midnight, New York City time, on Monday, March 10, 2014, unless the Offer is extended or earlier terminated by us. Helen of Troy is a Bermuda company. The address of our principal executive offices is Clarendon House, 2 Church Street, Hamilton, Bermuda, and our mailing address is c/o Helen of Troy L.P., One Helen of Troy Plaza, El Paso, Texas 79912. Our telephone number is (915) 225-8000.

Common Stock; price

        Tendering shareholders may specify a price not greater than $66.50 per share nor less than $57.75 per share, in the specified $0.25 increments set forth in the Letter of Transmittal, at which they are willing to sell their shares pursuant to the Offer. Alternatively, tendering shareholders may tender their shares at the price determined under the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single price per share of Common Stock that we will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock properly tendered and not properly withdrawn and the prices specified by tendering shareholders. We will select the lowest purchase price, not greater than $66.50 per share nor less than $57.75 per share, that will allow us to purchase that number of shares of Common Stock having an aggregate purchase price of $300 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $300 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Because of the "odd lot" priority, proration and conditional tender offer provisions described herein, we may not purchase all of the Common Stock tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of more than $300 million are properly tendered and not properly withdrawn.

  •
  At the maximum Final Purchase Price of $66.50 per share, we could purchase 4,511,278 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 14.06% of the issued and outstanding shares of Common Stock as of February 5, 2014.

  •
  At the minimum Final Purchase Price of $57.75 per share, we could purchase 5,194,805 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 16.19% of the issued and outstanding shares of Common Stock as of February 5, 2014.

  •
  If, based on the Final Purchase Price, shares of Common Stock having an aggregate purchase price of less than $300 million are properly tendered and not properly withdrawn, we will buy all such shares of Common Stock properly tendered and not properly withdrawn.

        We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered shares until at least three business days after the Expiration Time. All Common Stock properly tendered but not purchased because the Offer is not completed, or because of proration or conditional tenders, will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

        By following the instructions in the Letter of Transmittal, shareholders can specify different minimum prices for specified portions of their shares of Common Stock, but a separate Letter of Transmittal must be submitted for Common Stock tendered at each price. The same shares cannot be tendered at more than one price unless previously properly withdrawn as provided in "The Offer—Withdrawal rights" below. Shareholders can also specify the order in which the specified portions of their Common Stock will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares of Common Stock are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all shares of Common Stock are purchased due to proration, the Depositary will select the order of shares purchased.

        You may withdraw your Common Stock from the Offer by following the procedures described under "The Offer—Withdrawal rights."

        If we:

  •
  otherwise increase or decrease the maximum or minimum purchase price to be paid for the Common Stock; or

  •
  increase or decrease the amount of Common Stock we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Offer—Extension of the Offer; termination; amendment." The calculation of the Final Purchase Price will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        The Offer is not conditioned on any minimum amount of Common Stock being tendered or upon our obtaining any financing. The Offer is, however, subject to other conditions discussed under "The Offer—Conditions of the Offer."

        In the event that the Offer is oversubscribed, as described below, Common Stock properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Time will be subject to proration, except for odd lots. The withdrawal rights also expire at the Expiration Time.

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Common Stock and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Stock.

Priority of Purchases

        Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Common Stock having an aggregate purchase price in excess of $300 million have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered Common Stock on the basis set forth below:

  •
  first, we will purchase all Common Stock properly tendered at or below the Final Purchase Price, and not properly withdrawn by any "odd lot" holder, as described below, who:

  •
  tenders all shares of Common Stock owned beneficially or of record, by such "odd lot" holder (tenders of less than all of the Common Stock owned by such odd lot holder will not qualify for this preference); and

  •
  completes the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

  •
  second, we will purchase all other shares of Common Stock properly tendered at or below the Final Purchase Price and not properly withdrawn on a pro rata basis (excluding Common Stock subject to conditional tenders for which the condition was not initially satisfied) with appropriate adjustment to avoid purchases of fractional shares; and

  •
  third, only if necessary to permit us to purchase shares of Common Stock having an aggregate purchase price of $300 million, we will purchase Common Stock conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for their Common Stock to be purchased by random lot, shareholders whose Common Stock is conditionally tendered must have tendered all of their Common Stock.

        Because of the "odd lot" priority, proration and conditional tender provisions described above, it is possible that fewer than all shares of Common Stock tendered by a shareholder will be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares of Common Stock, it is possible that none of those shares of Common Stock will be purchased even though such shares of Common Stock were tendered at prices at or below the Final Purchase Price.

Odd Lots

        For purposes of the Offer, the term "odd lots" means all Common Stock properly tendered prior to the Expiration Time and not properly withdrawn at prices at or below the Final Purchase Price, held by a shareholder who owned beneficially or of record an aggregate of fewer than 100 shares of Common Stock, which we refer to as an "odd lot holder," and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Common Stock owned beneficially or of record by the odd lot holder. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered Common Stock. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares of Common Stock, even if these holders have separate accounts or certificates representing fewer than 100 shares of Common Stock. By tendering in the Offer, an odd lot holder who holds Common Stock in its name and tenders its Common Stock directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Common Stock. Any odd lot holder wishing to tender all of such odd lot holder's Common Stock pursuant to the Offer should complete the section captioned "Odd Lots" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Proration

        If proration of tendered Common Stock is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering Common Stock, other than odd lot holders, will be based on the ratio of the number of shares of Common Stock properly tendered and not properly withdrawn by such shareholder to the total number of shares of Common Stock properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the Final Purchase Price (excluding Common Stock subject to conditional tenders for which the condition was not initially satisfied). Because of the delays inherent in the settlement of tenders effected by notice of guaranteed delivery, and because of the odd lot priority described above and the conditional tender procedure described below, we expect that we will not be able to announce the final proration factor, if any, or commence payment for any Common Stock purchased pursuant to the Offer until at least three business days after the Expiration Time. The preliminary results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, shareholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their broker, dealer, commercial bank, trust company or other nominee.

Conditional Tender of Common Stock

        Subject to the exception for odd lot holders, in the event that the Offer is oversubscribed, Common Stock tendered at or below the Final Purchase Price prior to the Expiration Time will be subject to proration. The number of shares of Common Stock to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, a shareholder may tender Common Stock subject to the condition that a specified minimum number of the shareholder's Common Stock tendered pursuant to a Letter of Transmittal and, as applicable, a Notice of Guaranteed Delivery, must be purchased if any shares of Common Stock tendered are purchased pursuant to the Offer. Any shareholder desiring to make a conditional tender must so indicate in the section captioned "Conditional Tender" in the Letter of Transmittal and, as applicable, the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her financial or tax advisor with respect to the advisability of making a conditional tender.

        Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares of Common Stock that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price determined in the Offer, shares of Common Stock having an aggregate purchase price of more than $300 million are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares of Common Stock, we will calculate a preliminary proration percentage based upon all shares of Common Stock properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares of Common Stock to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Common Stock tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned to the tendering shareholder at our expense promptly after the Expiration Time. After giving effect to these withdrawals, we will accept the remaining Common Stock properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.

        If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares of Common Stock to be purchased to fall below an aggregate purchase price of $300 million then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase Common Stock having an aggregate purchase price of $300 million. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares of Common Stock to be purchased. To be eligible to have their Common Stock purchased by random lot, shareholders whose Common Stock is conditionally tendered must have tendered all of their Common Stock in the Offer, and so indicated by checking the appropriate box in the Letter of Transmittal and, as applicable, the Notice of Guaranteed Delivery.

Procedures for tendering the Common Stock

Valid Tender

        For a shareholder to make a valid tender of shares of Common Stock under the Offer:

  (i)
  the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to 12:00 midnight, New York City time, on Monday, March 10, 2014, or such later time and date to which the Offer may be extended by us:

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  a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "Agent's Message" (see "—Book-Entry Transfer" below), and any other required documents; and

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  either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a Book-Entry Confirmation of that delivery (see "—Book-Entry Transfer" below); or

  (ii)
  the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures we describe below.

        In accordance with Instruction 5 of the Letter of Transmittal, if you want to tender your shares you must properly complete the pricing section of the Letter of Transmittal, which is called "Price (In Dollars) Per Share At Which Shares Are Being Tendered." A tender of shares will be proper if, and only if, the pricing section is properly completed.

        If you check the box in the section captioned "Shares Tendered At Price Determined Under the Offer" in the section of the Letter of Transmittal captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered," you will maximize the chance that your shares will be purchased by us in the Offer. By checking this box, you will be deemed to have tendered your shares at the minimum price of $57.75 per share. However, you should understand that this election may lower the Final Purchase Price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $57.75 per share. If you wish to indicate a specific price (in increments of $0.25) at which your shares are being tendered, you must check the appropriate box in the section captioned "Shares Tendered At Price Determined By Shareholder" in the section captioned "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal." You should be aware that this election could mean that none of your shares will be purchased in the Offer if you check a box other than the box representing the price at or below the Final Purchase Price.

        If you want to tender portions of your shares at different prices you must complete a separate Letter of Transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with "The Offer—Withdrawal rights") at more than one price. To tender shares properly, one and only one price box must be checked in the "Shares Tendered At Price Determined By Shareholder" section on each Letter of Transmittal.

        If a broker, dealer, commercial bank, trust company or other nominee holds your shares, you must contact your broker, dealer, commercial bank, trust company or other nominee to tender your shares. We urge shareholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee to consult such party to determine whether transaction costs are applicable if they tender shares through such party and not directly to the Depositary and whether there is an earlier deadline for you to act to instruct them to accept the Offer on your behalf.

        If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plans and agreements and tender the shares received upon such exercise in accordance with the Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. You should note that the Offer will not extend the expiration date of your stock options. If you are a former employee of the Company, your options may remain exercisable for a limited period following your termination; however, you should review your individual award agreement for the specific terms of your stock options. You should also note that an option exercise procedure may take several days, and you will not be allowed to participate in the Offer if your shares are issued after the expiration date of the Offer. If you do elect to exercise your stock options, the exercise is not revocable, even if all or a portion of your shares are not accepted in the Offer for any reason, including, without limitation, oversubscription.

        To tender shares that you have purchased through the ESPP up to and including the purchase period that ended February 28, 2014, and hold at Fidelity Stock Plan Services, LLC (the service provider of our ESPP), please complete the tender materials that have been sent to you by Fidelity with respect to tendering those shares.

        The valid tender of shares by you by one of the procedures described in this section will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

        Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in "The Offer—Common Stock; price."

        Shareholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal and, as applicable, the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See "The Offer—Common Stock; price" and "Purposes, effects and plans—Material United States federal income tax consequences" and "—Material Bermuda tax considerations."

Book-Entry Transfer

        For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer those shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

        The confirmation of a book-entry transfer of shares into the Depositary's account at the Book-Entry Transfer Facility as we describe above is referred to herein as a "Book-Entry

Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures will not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery

        The method of delivery of shares of Common Stock, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees

        No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

  •
  the "registered holder(s)" of those shares signs the Letter of Transmittal and has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal; or

  •
  those shares are tendered for the account of an "eligible institution."

        For purposes hereof, a "registered holder" of tendered shares will include any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of those shares, and an "eligible institution" is a "financial institution," which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

        Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 6 and 8 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as stated above. See Instructions 1, 6 and 8 to the Letter of Transmittal.

Guaranteed Delivery

        If you wish to tender shares under the Offer and your certificates for shares are not immediately available, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an eligible institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

  •
  the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility, together with (1) either a Letter of Transmittal, relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an Agent's Message in the case of a book-entry transfer, and (2) all other required documents.

        For these purposes, a "trading day" is any day on which NASDAQ is open for business.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, facsimile transmission or mail prior to the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares

        The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

        All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder's right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right, subject to applicable law, to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder's right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding Tax

        For a discussion of U.S. federal income tax consequences to tendering shareholders and the possible application of U.S. backup withholding, see "Purposes, effects and plans—Material United States federal income tax consequences" and the Letter of Transmittal.

Lost Certificates

        If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary's Shareholder Services Department at (800) 962-4284 or (781) 575-3120. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

No appraisal rights

        No appraisal rights are available to holders of Common Stock under applicable law in connection with the Offer.

Your representation and warranty; our acceptance constitutes an agreement

        A tender of Common Stock under the procedures described above will constitute your acceptance of the terms and conditions of the Offer. In addition, by instructing your custodian or nominee to tender your Common Stock in the Offer, you are representing, warranting and agreeing that, among other things:

  •
  you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

  •
  you have full power and authority to tender your Common Stock;

  •
  you have assigned and transferred the Common Stock to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Common Stock to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

  •
  your Common Stock is being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

        Your custodian or nominee, by delivering, or causing to be delivered, the Common Stock and the completed Agent's Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Common Stock, have represented, warranted and agreed to each of the above.

        By tendering Common Stock pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Common Stock tendered thereby.

        Our acceptance for purchase of Common Stock tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

        It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person's own account unless at the time of tender and at the Expiration Time such person has a "net long position" in (a) the shares that are equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares ("Equivalent Securities") that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to us that (a) such shareholder has a "net long position" in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Withdrawal rights

        Common Stock tendered in the Offer may be withdrawn at any time prior to the Expiration Time and may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if we have not accepted such Common Stock for purchase by then. Except as otherwise provided in this section, tenders of Common Stock under the Offer are irrevocable.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

  •
  be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

        If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

        If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in "The Offer—Procedures for tendering the Common Stock," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in "The Offer—Procedures for tendering the Common Stock."

        We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a shareholder's right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right, subject to applicable law, to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Dealer Manager, the Depositary, the Information Agent

or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in "The Offer—Conditions of the Offer," then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Purchase of the Common Stock; payment of Final Purchase Price

        Upon the terms and conditions of the Offer, promptly following the Expiration Time, we will:

  •
  determine the Final Purchase Price for shares of Common Stock properly tendered and not properly withdrawn, taking into account the number of shares of Common Stock so tendered and the prices specified by tendering shareholders; and

  •
  accept for purchase and pay for, and thereby purchase, an aggregate of up to $300 million of Common Stock properly tendered and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the Offer.

        For purposes of the Offer, we will be deemed to have accepted for purchase (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of this Offer, Common Stock that are properly tendered and not properly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Common Stock for purchase.

        We will pay the aggregate purchase price, pursuant to the terms of the Offer, for the shares of Common Stock purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares of Common Stock accepted for purchase promptly after the Expiration Time.

        We will not pay interest on the Final Purchase Price, payable pursuant to the terms of the Offer, with respect to any of the Common Stock regardless of any delay in making payment on the part of the Depositary or the Book-Entry Transfer Facility. In addition, if certain events occur, we may not be obligated to purchase Common Stock in the Offer. See the conditions of the Offer under "The Offer—Conditions of the Offer."

        We will pay all transfer taxes, if any, payable on the transfer to us of Common Stock purchased under the Offer. If, however, (i) payment of the Final Purchase Price is to be made to any person other than the registered holder or (ii) Common Stock not tendered for purchase is to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

        Notwithstanding any other provision of the Offer (but subject to the provisions of the section captioned "Extension of the Offer; termination; amendment"), we will not be required to accept for purchase and pay for any Common Stock tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Common Stock tendered, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act (which require that an issuer making the tender offer either pay the consideration offered or return the Common Stock tendered promptly after the termination or withdrawal of a tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

  •
  any general suspension of or trading in, or limitation on prices for, securities on any national securities exchange in the United States or over-the-counter market;

  •
  any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

  •
  any limitation (whether or not mandatory) by any governmental authority on, or any other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

  •
  any attack on, outbreak or escalation of hostilities, act of terrorism or other similar national or international calamity directly or indirectly involving the United States that would reasonably be expected to have a materially adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

  •
  any significant adverse change in the United States securities or financial markets generally or any other development that, in our reasonable judgment, would have a material adverse effect on our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

  •
  a decrease of more than 10% in the market price for the shares of our Common Stock, the Dow Jones Industrial Average, the NYSE Composite Index or the S&P 500 Composite Index since the date of the Offer;

  •
  there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been proposed, sought, enacted, entered, issued, promulgated, enforced or deemed applicable to the Offer or us by any court, government or governmental, regulatory or administrative agency or instrumentality, domestic or foreign, which, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

  •
  there shall have been instituted, threatened in writing or be pending any action, proceeding, application or counterclaim by or before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person or tribunal, domestic or foreign, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

  •
  there shall have occurred any tender or exchange offer with respect to some or all of our outstanding Common Stock (other than this Offer), or any merger, acquisition or other similar business combination proposal involving us made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition or other similar business combination;

  •
  there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, the contemplated benefits of the Offer to us, or prohibit, restrict or delay the consummation of the Offer;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or

  •
  we determine that the consummation of the Offer and the purchase of the shares of Common Stock is reasonably likely to (i) cause the Common Stock to be held of record by less than 300 persons or (ii) cause the Common Stock to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

        We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Common Stock not previously accepted for purchase, upon the occurrence of any of the conditions of the Offer specified above. In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Time. We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

        The conditions referred to above are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them, in whole or in part, at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

        All conditions to the Offer must be satisfied or waived by us prior to the expiration of the Offer. The Offer is not conditioned upon the tender of any minimum number of shares of Common Stock or upon our obtaining any financing.

 Market and recent prices for the Common Stock

        Our Common Stock is listed on the NASDAQ Global Select Market under the symbol "HELE". The following table sets forth, for the periods indicated, the reported high and low sales prices in U.S. dollars for our Common Stock as reported by NASDAQ, rounded to the nearest cent.

	Common Stock sales prices
Fiscal Year	High	Low
2012
First quarter	$33.63	$26.82
Second quarter	36.75	26.89
Third quarter	30.62	23.83
Fourth quarter	34.22	28.34
2013
First quarter	35.35	30.63
Second quarter	35.00	29.20
Third quarter	34.45	28.02
Fourth quarter	37.55	30.65
2014
First quarter	40.31	33.35
Second quarter	44.49	37.36
Third quarter	49.11	39.88
Fourth quarter (through February 7, 2014)	60.59	46.76

        The closing price of our Common Stock on NASDAQ on February 7, 2014, the last full trading day before commencement of the Offer, was $59.35.

        We urge you to obtain more current price information for our Common Stock during the Offer period.

        Our Board of Directors has authorized the repurchase of $550 million of its outstanding Common Stock in keeping with its stated intention to return to shareholders excess capital not otherwise deployed for strategic acquisitions. Therefore, following the completion of the Offer, the Company plans to initiate a subsequent repurchase of an additional $250 million of its Common Stock over the next three years, at times and prices to be determined. The additional $250 million share repurchase may be purchased through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods. The $550 million share repurchase authorization supersedes any remaining outstanding share repurchase authorization as of the commencement of the Offer. The number of shares purchased and the timing of the purchases will depend on a number of factors, including share price, trading volume and general market conditions, as well as on working capital requirements, general business conditions, financial conditions, any applicable contractual limitations and other factors, including alternative investment opportunities. The share repurchases will be made in a manner that is designed to comply with U.S. securities laws and rules.

Dividends

        We have not paid any cash dividends on our Common Stock since inception. Any change in dividend policy will depend upon future conditions, including earnings and financial condition, general business conditions, any applicable contractual limitations, and other factors deemed relevant by our Board of Directors. Generally, our revolving credit facility limits our ability to declare or pay cash dividends to our shareholders or make stock repurchases unless after giving effect to the dividends or share repurchases the Leverage Ratio (as defined in the credit facility agreement) is not greater than

(i) 2.75 to 1.00 prior to the date that the compliance certificate for the fiscal year ending February 28, 2015 is required to have been delivered under the revolving credit facility and (ii) 2.50 to 1.00 thereafter.

        On February 5, 2014, there were 32,091,817 shares of Common Stock outstanding.

Source and amount of funds

        We are offering to purchase an aggregate of up to $300 million of shares of our outstanding Common Stock. We expect that expenses for the Offer will be approximately $2.3 million. We intend to use a combination of cash on hand and borrowings under our existing revolving credit facility to pay for all Common Stock that we purchase in the Offer and all fees and expenses applicable to the Offer.

        There are no material conditions to our ability to utilize our cash on hand to pay for all the Common Stock we will purchase in the Offer, other than the restricted payments covenant in our credit agreement described below. Our revolving credit facility provides for up to $375 million of unsecured revolving credit. The revolving credit facility will expire on, and borrowings thereunder must be repaid no later than, December 30, 2015. As of November 30, 2013, the outstanding revolving loan principal balance was $4.90 million and there were $0.28 million of open letters of credit outstanding against the credit agreement. For the three- and nine-months ended November 30, 2013, borrowings under the credit agreement incurred interest charges at rates ranging from 1.17 to 3.25 percent and 1.17 to 3.63 percent, respectively. In addition, the credit agreement contains affirmative and negative covenants and default and acceleration provisions, including, minimum interest coverage ratio and a maximum leverage ratio, and a limitation on "restricted payments." That is, generally, our revolving credit facility limits our ability to declare or pay cash dividends to our shareholders or make stock repurchases unless after giving effect to the dividends or share repurchases the Leverage Ratio (as defined in the credit facility agreement) is not greater than (i) 2.75 to 1.00 prior to the date that the compliance certificate for the fiscal year ending February 28, 2015 is required to have been delivered under the revolving credit facility and (ii) 2.50 to 1.00 thereafter. As of November 30, 2013, the amount available for borrowings under the credit facility was $244.82 million. There is no present intent to refinance or repay the credit facility except for draws and repayments in the ordinary course of business. The bank group providing the credit facility consists of Bank of America, N.A., as administrative agent, swingline lender and L/C issuer, JPMorgan Chase Bank, N.A., as syndication agent, and various other lenders party thereto. We do not have alternative financing plans in the event we do not have enough cash on hand and availability under our credit facility to finance the Final Purchase Price.

        There is no financing condition to the Offer, though the Offer is subject to certain other conditions. See "The Offer—Conditions to the Offer."

Extension of the Offer; termination; amendment

        Notwithstanding anything to the contrary contained herein, we reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to thereby delay acceptance for purchase of, and payment for any Common Stock by giving notice of such extension to the Depositary and making a public announcement of such extension. We also reserve the right, in our sole discretion, to terminate the Offer and not accept for purchase or pay for any Common Stock not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Common Stock, if any conditions of the Offer fail to be satisfied, by giving written notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement. Our reservation of the right to delay acceptance for purchase or to delay payment for Common Stock which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires payment of the consideration offered or return of the Common Stock promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer—Conditions of the Offer" have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Common Stock or by decreasing the number of shares of Common Stock being sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time.

        Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service. In addition, we would file such press release as an exhibit to the Schedule TO.

        If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of a tender offer or information concerning a tender offer (other than a change in price or a change in percentage of Common Stock sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

  •
  otherwise increase or decrease the maximum or minimum purchase price to be paid for the Common Stock; or

  •
  increase or decrease the number of shares of Common Stock we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above. The calculation of a Final Purchase Price will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any properly tendered Common Stock.

Security ownership; transactions concerning shares

        Neither we, our subsidiaries, nor to the best of our knowledge, any of our or our subsidiaries' executive officers or directors, nor any associates or subsidiaries of any of the foregoing has effected any market transactions involving the Common Stock during the 60 days prior to the date of this Offer to Purchase except for transactions related to the Company's compensation plans which have been disclosed on Form 4 filings with the SEC and are set forth below.

        Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if the Offer is fully subscribed and if the Final Purchase Price is $66.50, the proportional holdings of our directors and executive officers will increase to approximately 0.42% and if the Final Purchase Price is $57.75, the proportional holdings of our directors and executive officers will increase to approximately 0.43%. However, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the Final Purchase Price to be paid to our shareholders in the Offer.

Beneficial ownership

        The following table sets forth information regarding the beneficial ownership, as of February 5, 2014, of our Common Stock for (1) each director, (2) each executive officer, and (3) all of our current directors and executive officers as a group. The address of our directors and executive officers is c/o Helen of Troy L.P., One Helen of Troy Plaza, El Paso, Texas 79912.

Name of Beneficial Owner	Number of shares of Common Stock beneficially owned		Percent of class*
Officers and Directors
Darren G. Woody	26,604	(1)	**
Thomas J. Benson	21,064	(1)	**
Vincent D. Carson	15,093	(1)	**
Timothy F. Meeker	13,604	(1)	**
Adolpho R. Telles	11,804		**
John B. Butterworth	9,254		**
Gary B. Abromovitz	8,254		**
William F. Susetka	7,604		**
Julien Mininberg(2)	2,034		**
All current directors and executive officers as a group (8 persons)(2)	115,315	(1)	0.36%

*
Percent ownership is calculated using a base denominator of 32,091,817 shares of the Common Stock outstanding on February 5, 2014, adjusted in the case of directors and executive officers, individually and as a group, for stock options exercisable within sixty days of February 5, 2014.

**
Ownership of less than one percent of the outstanding Common Stock.

(1)
Includes shares subject to stock options that are exercisable within sixty days of February 5, 2014 as follows:

Number of shares of Common Stock
Thomas J. Benson	18,625
Darren G. Woody	16,000
Vincent D. Carson	13,625
Timothy F. Meeker	4,000
Total	52,250
(2)
Julien Mininberg will become the Chief Executive Officer of the Company effective March 1, 2014.

        We know of no arrangements, the operation of which may at a subsequent date result in the change of control of Helen of Troy.

Transactions involving shares

        Employment Agreement.    The Company has entered into an employment agreement with Julien Mininberg, who will become the Chief Executive Officer of the Company effective March 1, 2014. The employment agreement provides for the grant of performance restricted stock awards under the 2008 Stock Incentive Plan and participation in the Company's other benefit plans, including the Company's 401(k) Plan.

        Helen of Troy Limited 2008 Stock Incentive Plan.    The plan covers a total of 3,750,000 shares of Common Stock for issuance to key officers, employees and consultants of the Company. Generally, options granted under the 2008 Stock Incentive Plan will become exercisable over four- or five-year vesting periods and will expire on dates ranging from seven to ten years from the date of grant. The plan will expire by its terms on August 19, 2018. As of February 5, 2014, 1,265,600 shares of Common Stock subject to options and 700,000 shares of Common Stock subject to performance restricted stock units had been granted under the plan and 1,850,699 shares remained available for future awards under the plan. Additionally, under an employment agreement with Julien Minenberg, who will become our Chief Executive Officer on March 1, 2014, we will grant Mr. Minenberg a performance restricted stock unit award for a three year performance period ending February 28, 2017, pursuant to the plan. The award is targeted at $1,500,000, with the opportunity to earn up to $3,000,000 and a threshold achievement payout of $750,000.

        Helen of Troy Limited 2008 Non-Employee Directors Stock Incentive Plan.    The plan covers a total of 175,000 shares of Common Stock for issuance of restricted stock, restricted stock units or other stock-based awards to non-employee members of our Board of Directors. Awards granted under the plan will be subject to vesting schedules and other terms and conditions as determined by the Compensation Committee of the Company's Board of Directors. Currently, the Board's stock ownership guidelines require restricted stock granted to directors to be held until their departure from the Board. The restricted stock awards that have been granted under the plan vested immediately. The plan will expire by its terms on August 19, 2018. As of February 5, 2014, 58,624 shares of restricted stock have been granted and 116,376 shares remained available for future awards under the plan.

        Helen of Troy Limited 2008 Employee Stock Purchase Plan.    The plan covers a total of 350,000 shares of Common Stock for issuance to our employees. Under the terms of the plan, employees may authorize the withholding of up to 15 percent of their wages or salaries to purchase our shares of Common Stock. The purchase price for shares acquired under the plan is equal to the lower of 85 percent of the share's fair market value on either the first day of each option period or the last day of each period. Shares of Common Stock purchased under the plan vest immediately at the time of purchase. The plan will expire by its terms on September 1, 2018. As of February 5, 2014, 179,513 shares remained available for future issuance under this plan.

        Helen of Troy Limited 1998 Stock Option and Restricted Stock Plan.    The plan covered a total of 6,750,000 shares of Common Stock for issuance to key officers and employees. The plan provided for the grant of options to purchase our Common Stock at a price equal to or greater than the fair market value on the grant date. The plan contained provisions for incentive stock options, non-qualified stock options and restricted share grants. Generally, options granted under the plan become exercisable immediately or over one-, four-, or five-year vesting periods and expire on dates ranging from seven to ten years from the date of grant. The plan expired by its terms on August 25, 2008. As of February 5, 2014, 45,700 shares of Common Stock subject to options were outstanding under the plan.

        Helen of Troy Limited 1995 Non-Employee Director Stock Option Plan.    The plan covered a total of 980,000 shares of Common Stock for issuance to non-employee members of the Board of Directors. We granted options under the plan at a price equal to the fair market value of our Common Stock at the date of grant. Options granted under the plan vest one year from the date of issuance and expire ten years after issuance. The plan expired by its terms on June 6, 2005. As of February 5, 2014, options to purchase 20,000 shares of Common Stock were outstanding under the plan.

        The foregoing descriptions of agreements and arrangements involving shares of our Common Stock are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC. Furthermore, additional details on any agreements and arrangements between the Company and its directors and executive officers involving shares of our Common Stock can be found in the Company's Definitive Proxy Statement on Schedule 14A filed on June 28, 2013, which is incorporated herein by reference.

 Brokerage commissions

        A registered holder of Common Stock that tenders its Common Stock directly to the Depositary will not need to pay any brokerage fee or commission to us, the Dealer Manager or the Depositary in connection with the tender of such Common Stock. However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions. If you hold your Common Stock through a broker, dealer, commercial bank, trust company or other nominee other than the Dealer Manager, you should ask your broker, dealer, commercial bank, trust company or other nominee if you will be charged a fee to tender your Common Stock through such broker, dealer, commercial bank, trust company or other nominee.

Fees and expenses

        We will bear the fees and expenses of soliciting tenders of Common Stock. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and others acting on our behalf. The Company will, upon request, reimburse brokers and dealers for customary mailing and handling fees and expenses incurred by them in forwarding this Offer to Purchase and the Letter of Transmittal to the beneficial owners of Common Stock held by them as a nominee or in a fiduciary capacity.

No recommendation

        The Company's Board of Directors has approved the Offer. However, none of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Common Stock as to whether to tender any Common Stock. None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone gives any such information, makes any such representation or makes a recommendation, you should not rely upon that information, representation or recommendation as having been authorized by us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

        Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety. We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Dealer Manager, Information Agent and Depositary

Dealer manager

        The Dealer Manager for the Offer is J.P. Morgan Securities LLC. We have agreed to pay the Dealer Manager customary fees for its services as Dealer Manager in connection with the Offer and to reimburse the Dealer Manager for certain expenses incurred in connection with the Offer. We have also agreed to indemnify the Dealer Manager against certain liabilities that may arise in connection with the Offer, including liabilities under the federal securities laws.

        The Dealer Manager and its affiliates have rendered, and may in the future render, various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The Dealer Manager has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Common Stock in its proprietary accounts, and, to the extent it owns Common Stock in these accounts at the time of the Offer, the Dealer Manager may tender the Common Stock pursuant to the Offer.

Depositary

        Computershare Trust Company, N.A. has been appointed as the Depositary for the Offer. We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Depositary for its reasonable out-of-pocket expenses. All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase. Delivery of the Letter of Transmittal to an address other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions. See "The Offer—Procedures for tendering the Common Stock."

Information agent

        Georgeson Inc. has been appointed as the Information Agent for the Offer. We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

Miscellaneous

        This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of our Common Stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of Common Stock or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Common Stock.

        The Offer is not being made to (nor will tenders of Common Stock be accepted from or on behalf of) holders of Common Stock in any state in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of shares of Common Stock pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the shares in that state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the Offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, we filed the Issuer Tender Offer Statement on Schedule TO with the SEC on February 10, 2014 (together with any amendments thereto, the "Schedule TO"). The Schedule TO contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "Where you can find more information."

        None of us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone gives any such information, makes any such representation or gives any recommendation, you should not rely upon that information, representation or recommendation as having been authorized by us, our management or Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

Purposes, effects and plans

Purposes of the Offer

        The principal purpose of the Offer is to reduce the outstanding shares of Common Stock. The Offer is consistent with the Company's strategy of deploying financial resources towards long-term shareholder value-creating opportunities.

        Our Board of Directors considered various factors and information before approving the Offer, including, without limitation, other possible methods of repurchasing Common Stock, including in the open market or through a fixed price tender offer for the shares, recent trends in the market regarding modified "Dutch auction" tender offers, trends in the equity market generally, shareholder input, and historical trading performance of our Common Stock, of the stock of comparable public companies and of related market indices.

        We believe that the modified "Dutch auction" tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their shares of Common Stock and thereby receive a return of some or all of their investment if they so elect. We believe that the Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares of Common Stock. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them.

        The Offer also provides our shareholders with an efficient way to sell their shares of Common Stock without incurring broker's fees or commissions associated with open market sales. However, shareholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through such nominees and not directly to the Depositary.

Future purchases and plans

        Our Board of Directors has authorized the repurchase of $550 million of its outstanding Common Stock in keeping with its stated intention to return to shareholders excess capital not otherwise deployed for strategic acquisitions. Therefore, following the completion of the Offer, the Company plans to initiate a subsequent repurchase of an additional $250 million of its Common Stock over the next three years, at times and prices to be determined. The additional $250 million share repurchase may be purchased through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated stock repurchase transactions, or any combination of such methods. The $550 million share repurchase authorization supersedes any remaining outstanding share repurchase authorization as of the commencement of the Offer. The number of shares purchased and the timing of the purchases will depend on a number of factors, including share price, trading volume and general market conditions, as well as on working capital requirements, general business conditions, financial conditions, any applicable contractual limitations and other factors, including alternative investment opportunities. The share repurchases will be made in a manner that is designed to comply with U.S. securities laws and rules.

        Future purchases of Common Stock that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates and the Dealer Manager and its affiliates from purchasing Common Stock outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions. In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Common Stock other than pursuant to the Offer until 10 business days after the Expiration Time of the Offer, subject to certain exceptions. Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

        The Company's Board of Directors has appointed Julien R. Mininberg, 49, as Chief Executive Officer of the Company, effective March 1, 2014. Until the effective date of Mr. Mininberg's appointment, the Board has appointed Thomas J. Benson, currently serving as the Company's Chief Financial Officer, to serve as Interim Chief Executive Officer. The Board intends to nominate Mr. Mininberg as a director of the Company at the 2014 annual general meeting of shareholders.

Material differences in the rights of Common Stock holders as a result of the Offer

Effects on the holders of Common Stock tendered and accepted in the Offer

        If your Common Stock is tendered and accepted for purchase in the Offer, you will receive the Final Purchase Price per share of Common Stock so tendered and accepted for purchase, but will give up rights and obligations associated with ownership of such Common Stock. Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Common Stock and the tender is accepted.

        The summary below does not purport to describe all of the terms of the Common Stock and is qualified in its entirety by reference to our memorandum of association. See "Where you can find more information."

        Cash Distributions.    If you continue to hold any Common Stock after settlement of the Offer, you will be entitled under the terms of the Common Stock to receive any dividends as declared by our Board of Directors.

        Voting Rights of Holders.    If you continue to hold any Common Stock after settlement of the Offer, you will be entitled under the terms of the Common Stock to one vote for each share of Common Stock on all matters voted upon by the holders of the Common Stock, as well as voting rights otherwise from time to time required by law.

Effects on the holders of Common Stock not tendered in the Offer

        The rights and obligations under the Common Stock, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer. Shareholders whose shares are not purchased in the Offer will own a greater percentage interest of the outstanding shares of Common Stock following the consummation of the Offer.

Effects of the Offer on the market for Common Stock

        Our purchase of Common Stock in the Offer will reduce the number of shares of Common Stock that might otherwise be traded publicly and may reduce the number of holders of our Common Stock. The Offer is conditioned upon the consummation of the Offer and the purchase of the shares of Common Stock not being reasonably likely to (i) cause the Common Stock to be held of record by less than 300 persons or (ii) cause the Common Stock to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

        Assuming the Offer is fully subscribed, if the Final Purchase Price is $66.50 per share, the Company would repurchase 4,511,278 shares and if the Final Purchase Price is $57.75 per share, the Company would repurchase 5,194,805 shares, which would represent approximately 14.06% and 16.19%, respectively, of the Company's currently outstanding Common Stock.

Treatment of shares not accepted

        Any Common Stock not tendered or tendered but not accepted because they were not properly tendered shall remain outstanding upon completion of the Offer. All Common Stock properly tendered and accepted in the Offer will be retired.

 Accounting treatment of repurchases of the Common Stock in the Offer

        The accounting for the purchase of Common Stock pursuant to the Offer will result in a reduction of our shareholders' equity in an amount equal to the aggregate purchase price of the Common Stock we purchase plus the fees related to the Offer and a corresponding reduction in total cash and a corresponding increase in debt to the extent we utilize available borrowing under our credit facility.

Material United States federal income tax consequences

        The following is a general summary of the material U.S. federal income tax consequences relating to the Offer as of the date hereof. This summary is based upon interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury Regulations promulgated thereunder (the "Treasury Regulations"), administrative rulings and judicial decisions all as in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the "IRS") or other applicable authorities, so as to result in U.S. federal income tax consequences different from those discussed below.

        This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

        This summary is general in nature and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, including, but not limited to:

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  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, mutual funds, "S" corporations, partnerships and their partners or other pass-through entities (including entities treated as such for U.S. federal income tax purposes) and their members, expatriates, and tax-qualified retirement plans;

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  tax consequences to persons holding Common Stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

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  tax consequences to shareholders that own or have owned, directly, indirectly or constructively, 10% or more of the voting power of the Company;

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  tax consequences to U.S. Holders (as defined below) of Common Stock whose "functional currency" is not the U.S. dollar;

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  tax impact of the 3.8% Medicare surtax on "net investment income," including, among other things, dividends and net gain from dispositions of property (other than property held in certain trades or businesses);

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  U.S. federal estate or gift tax laws;

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  U.S. federal alternative minimum tax consequences, if any; and

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  any other U.S. federal, state, local or foreign tax consequences.

        This summary also does not apply to Common Stock acquired as compensation, upon the exercise of stock options, under a tax-qualified retirement plan or under the Company's employee stock purchase plan.

        This summary of material U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Each holder is urged to consult its own tax advisor to determine the U.S. federal, state, local, foreign income and other tax consequences to it of the Offer. Furthermore, this summary only applies to U.S. Holders of Common Stock who hold their Common Stock as "capital assets" within the meaning of section 1221 of the Code (generally, property held for investment). If you are considering participating in the Offer, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

        For purposes of this discussion, the term "U.S. Holder" refers to a beneficial owner of Common Stock, that is, for U.S. federal income tax purposes:

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  an individual citizen or resident alien of the United States;

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  a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Common Stock and partners in such partnership should consult their tax advisors regarding the U.S. federal income tax consequences of a sale of Common Stock for cash pursuant to the Offer.

U.S. Federal Income Tax Treatment of U.S. Holders that Participate in the Offer

        A sale of Common Stock pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending on the U.S. Holder's particular facts and circumstances.

        Under Section 302 of the Code, the sale of Common Stock by a shareholder for cash pursuant to the Offer will be treated as a "sale or exchange" of Common Stock for U.S. federal income tax purposes, rather than as a distribution with respect to the Common Stock held by the tendering U.S. Holder, if the sale (i) results in a "complete termination" of the U.S. Holder's equity interest in the Company under Section 302(b)(3) of the Code, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the "Section 302 tests").

        In determining whether any of these tests have been met, a U.S. Holder must take into account not only the stock that the U.S. Holder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a U.S. Holder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the U.S. Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares of stock the U.S. Holder has an option to purchase. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

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  Complete Termination.  The receipt of cash by a U.S. Holder will be a "complete termination" of the U.S. Holder's equity interest if either (i) the U.S. Holder owns no Common Stock, actually or constructively, immediately after the Common Stock is sold pursuant to the Offer or (ii) the U.S. Holder actually owns no Common Stock immediately after the Common Stock is sold pursuant to the Offer and, with respect to Common Stock constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Common Stock under procedures described in Section 302(c)(2) of the Code and applicable Treasury Regulations. U.S. Holders wishing to satisfy the "complete termination" test through waiver of attribution are urged to consult their own tax advisors regarding the requirements, mechanics and desirability of such a waiver.

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  Substantially Disproportionate.  The receipt of cash by a U.S. Holder will result in a "substantially disproportionate" redemption if immediately following the sale of Common Stock pursuant to the Offer the percentage of the outstanding Common Stock (actually and constructively) owned by the U.S. Holder is less than 80% of the percentage of the outstanding Common Stock actually and constructively owned by the U.S. Holder immediately before the sale of Common Stock pursuant to the Offer.

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  Not Essentially Equivalent to a Dividend.  The receipt of cash by a U.S. Holder will be "not essentially equivalent to a dividend" if the surrender of Common Stock pursuant to the Offer results in a "meaningful reduction" in the U.S. Holder's equity interest in the Company, given the U.S. Holder's particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a "meaningful reduction."

        If the receipt of cash by the U.S. Holder is treated as a sale or exchange under section 302, the U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash received by the U.S. Holder for such shares and (2) the U.S. Holder's "adjusted tax basis" for such shares at the time of sale. Subject to the passive foreign investment company rules discussed below (under the heading "Passive Foreign Investment Company Rules"), this gain or loss will be capital gain or loss and will be characterized as long-term capital gain or loss if the U.S. Holder's holding period of the shares sold exceeds one year as of the date the Company is treated as purchasing the shares in the Offer for U.S. federal income tax purposes. Certain non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder's ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase pursuant to the Offer. Any gain or loss recognized by a U.S. Holder on a sale or exchange of Common Stock generally will be treated as U.S. source gain or loss for foreign tax credit purposes.

Treatment As A Distribution

        If a U.S. Holder that exchanges Common Stock for cash pursuant to the Offer does not meet one of the section 302 tests (as described above), then the cash received by the U.S. Holder will be treated as a distribution by the Company to the U.S. Holder.

        Subject to the passive foreign investment company rules discussed below (under the heading "Passive Foreign Investment Company Rules"), the gross amount of any distribution made by the Company (or deemed to be made by the Company) to a U.S. Holder with respect to the Common Stock will generally be included in the U.S. Holder's gross income in the year actually or constructively received, as foreign source dividend income, but only to the extent that the distribution is paid out of the Company's current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the distribution exceeds the Company's current and accumulated earnings and profits (as determined under U.S. federal income tax principles), the excess will be treated first as a tax-free return of the U.S. Holder's adjusted tax basis in the holder's Common Stock and then, to the extent such excess exceeds such adjusted tax basis, any gain will be treated as capital gain realized on the sale or exchange of such shares. The Company does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, the U.S. Holder should expect that any such distribution will be treated as a dividend even if the distribution might otherwise be treated as a tax-free return of basis or as capital gain under the rules described above. Any dividends the Company pays will not be eligible for the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

        Dividends, if any, received by non-corporate U.S. Holders generally will be eligible for reduced rates of taxation applicable to "qualified dividend income," subject to minimum holding period requirements and certain other requirements and limitations.

        If a U.S. Holder is treated as receiving a distribution from the Company pursuant to the Offer, the U.S. Holder's adjusted tax basis in its remaining Common Stock, if any, generally will be increased by the U.S. Holder's adjusted tax basis in the Common Stock that the U.S. Holder exchanged for cash pursuant to the Offer, and decreased by any portion of the distribution that was treated as a tax-free return of the U.S. Holder's adjusted tax basis in the holder's Common Stock.

Passive Foreign Investment Company Rules

        The Company believes that it has not been and it is not currently a "passive foreign investment company" ("PFIC") for U.S. federal income tax purposes. Generally, a PFIC is a non-U.S. corporation that, in any tax year, receives passive income in an amount equal to 75% or more of its gross income or holds assets for the production of passive income representing 50% or more of the average quarterly value of its assets. If the Company is treated as a PFIC in any year in which a U.S. Holder has held Common Stock, certain adverse consequences could apply to payments made with respect to the Offer, including that (i) any gain on the sale or exchange of Common Stock would generally be treated as ordinary income and subject to additional tax in the nature of interest, (ii) amounts treated as distributions by the Company may fail to qualify for the reduced rates of taxation applicable to "qualified dividend income" received by non-corporate U.S. Holders (generally, such rates will be unavailable if the Company is a PFIC in the taxable year in which the distributions are received or the preceding taxable year) and (iii) additional reporting requirements may apply to U.S. Holders. U.S. Holders should consult with their tax advisors as to the effect of these rules on their tender of Common Stock pursuant to the Offer.

Information Reporting and Backup Withholding for U.S. Holders

        In general, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), who tender their Common Stock. Each U.S. Holder will be asked to provide such holder's correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal. Backup withholding at the applicable rate (currently 28%) will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number on the IRS Form W-9, or otherwise establish an exemption from backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Treatment of U.S. Holders that Do Not Participate in the Offer

        Holders of Common Stock whose Common Stock is not purchased by the Company in the Offer will not incur any tax liability as a result of the completion of the Offer.

Material Bermuda tax considerations

        At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

        The preceding discussion is general in nature and does not discuss all aspects of U.S. federal income tax and Bermuda tax that may be relevant to a particular shareholder in light of the shareholder's particular circumstances. It is not intended to be construed as tax advice. You are urged to consult your own independent tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of federal, state, local, foreign income and other tax laws.

 Where you can find more information

        We are subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549. Such material may also be accessed electronically at the SEC's website at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        For further information, please refer to our Issuer Tender Offer Statement on Schedule TO, filed with the SEC pursuant to Rule 13e-4 under the Exchange Act, on February 10, 2014. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        Information about us is also available on our website at http://www.hotus.com. The information available on our website, apart from the documents posted on such website and specifically incorporated by reference herein, is not a part of this Offer to Purchase.

The Depositary for the Offer is:

        Computershare Trust Company, N.A.

By Overnight Delivery or Mail (Registered or Certified Mail Recommended):	If delivering by overnight courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent. A holder may also contact such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Call Toll-Free: (800) 676-0281

The Dealer Manager for the Offer is:

J.P. Morgan

383 Madison Avenue
New York, NY 10179
Call Toll-Free: (877) 371-5947